FOR IMMEDIATE RELEASE

Contact:
Jill Swartz
Spotlight Communication
(949) 427-5172 ext. 701
Jill@spotlightmarcom.com

MVP REIT Acquires Las Vegas Medical and Professional Office Building as Part of a Five-Building, $48.6 Million Agreement

LAS VEGAS, Nev. (August 2, 2013) – MVP REIT Inc. announced today the acquisition of a 47,501-square-foot medical and professional office building in Las Vegas, Nev. The $15 million acquisition is part of a five-property, $48.6 million portfolio being acquired by MVP REIT. The acquisition closed on July 31, 2013.

Located at 8930 W. Sunset Road on 3.18 acres, the three-story building was built in 2008 and is 90 percent occupied by a mix of medical and professional tenants.  Each of the tenants is subject to a triple net lease with a five- to ten-year remaining term, under which they are responsible for the majority of the costs associated with maintaining the building.

“Central to MVP REIT’s investment strategy is the identification and acquisition of income-producing commercial real estate assets that can provide our stockholders with potential upside valuation opportunities,” explained Mike Shustek, chairman and CEO of MVP REIT. “This property is well-located in a rebounding metropolitan region. In addition, we are able to acquire this asset through the issuance of our stock and the assumption of existing debt, allowing us to use our capital to pursue additional investments.”

MVP REIT financed the acquisition through the assumption of $10.8 million in existing debt and the transfer of 473,805 shares of MVP REIT common stock to the seller at $8.775 per share.

In addition to the acquisition of the property, as part of the purchase agreement, MVP REIT has agreed to acquire four additional buildings located in the same office park - one of which houses the corporate headquarters of MVP REIT. The four additional buildings will be purchased for $33.6 million through a combination of MVP REIT’s common stock and the assumption of debt of approximately $20.9 million. The purchase of the additional buildings are subject to MVP REIT’s completion of due diligence and the closing of one building is not dependent upon the closing of any other building. The closings are scheduled after the satisfaction or waiver of all conditions contained in the purchase agreement.

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In addition on July 31, 2013, MVP REIT terminated the purchase agreement related to the acquisition of the property located at 1236 E. Airport Drive, Ontario, California and the seller retained the $50,000 non-refundable deposit.

About MVP REIT, Inc.

MVP REIT intends to operate as a publicly registered, non-traded hybrid real estate investment trust. It is currently conducting a public offering of up to 55,555,556 shares of its common stock at $9.00 per share and up to an additional 5,555,556 shares of its common stock for issuance under its distribution reinvestment plan at $8.73 per share.

MVP REIT intends to use the proceeds from the offering to invest in a diversified portfolio of income producing commercial real estate properties and loans secured by income-producing commercial real estate as well as to pay expenses and fees associated with the offering.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, “will”, and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions, including the likelihood of a prolonged economic slowdown or recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; and the performance of real estate assets and loans after they are acquired. Although each of Vestin and MVP believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. Neither Vestin nor MVP undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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